Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated November 11, 2009
Relating to Prospectus dated August 26, 2009 and
the Preliminary Prospectus dated November 3, 2009
Registration Statement No. 333-161558
Simmons First Announces Pricing of Common Stock Offering
     Pine Bluff, AR Nov. 11, 2009 — Simmons First National Corporation (NasdaqGSM: SFNC), today announced the pricing of an underwritten public offering of 2,650,000 shares of its common stock at a price to the public of $24.50 per share for gross proceeds of approximately $64.925 million. The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $ 61.4 million. The Company has granted the underwriters a 30-day option to purchase up to an additional 397,500 shares of the Company’s common stock to cover over-allotments, if any. Stephens Inc. is serving as lead bookrunner and Stifel, Nicolaus & Company, Incorporated is serving as joint bookrunner for the offering. Raymond James & Associates, Inc. is serving as co-manager. The Company expects to close the transaction, subject to customary conditions, on or about November 17, 2009.
     The Company has filed a registration statement (including a prospectus) with the SEC for the offering. The offering is being made only by means of a prospectus and related prospectus supplement. Prospective investors should read the prospectus in that registration statement and other documents that the Company has filed with the SEC for more complete information about the Company and the offering. Investors may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Simmons First or any underwriter participating in the offering will arrange to send investors the prospectus if requested by contacting Stephens Inc., Attn: Syndicate, 111 Center Street, Little Rock, AR 72201, or by faxing (501) 377-2404, calling toll-free (800) 643-9691 or emailing sfarmer@stephens.com, or from Stifel, Nicolaus & Company, Incorporated, ATTN: Prospectus Department, One South Street, 15th Floor, Baltimore, MD 21202, or calling (443) 224-1988.
     This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Simmons First National Corporation
Simmons First National Corporation is a multi-bank financial holding company registered under the Bank Holding Company Act of 1956, as amended. The Company is headquartered in Arkansas and conducts its business operations through eight community banks operating in 88 offices, of which 84 are financial centers, located in 47 communities in Arkansas. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “SFNC”.
Forward Looking Statements
This release contains forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Actual results could differ materially from the forward-looking statements discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov. All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
CONTACT: Simmons First National Corporation
David W. Garner, Senior Vice President
and Investor Relations Officer
(870) 541-1000